Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com)	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

FOR IMMEDIATE RELEASE

E-Z-EM TO ACQUIRE RIGHTS TO RSDL

FROM O’DELL ENGINEERING

LAKE SUCCESS, N.Y., and CAMBRIDGE, ONTARIO January 19, 2005—E-Z-EM, Inc., (AMEX: EZM) and O’Dell Engineering Ltd., today announced that they have entered into an agreement for the purchase of all of O’Dell Engineering’s assets related to Reactive Skin Decontamination Lotion (RSDL). The agreement was signed on January 16, 2005 and is expected to close in 30-45 days, subject to written consent of the Canadian Ministry of National Defense and the Canadian Commercial Corporation and other customary closing conditions as specified in the purchase agreement. At closing, O’Dell Engineering will transfer to E-Z-EM all licenses, assets, properties, contracts, and customer orders related to the business and technology of RSDL.

RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water. RSDL is packaged in a tear-open pouch that first responders and soldiers can use to aid victims of a chemical attack or for personal protection. RSDL was originally developed by the Canadian Defense Research Establishment and O’Dell Engineering. Currently, O’Dell is the exclusive license holder from the Canadian government for the RSDL technology in the military and first responder markets, and E-Z-EM Canada, a subsidiary of E-Z-EM, is the exclusive worldwide manufacturer. The U.S. Department of Defense (DoD) is currently conducting final configuration and compatibility testing on the product, which is required for replacement of current compounds used in this role. The DoD recently permitted the product to be made available to emergency service organizations by O’Dell and E-Z-EM. RSDL is currently used by several NATO countries as their exclusive product for personal chemical agent decontamination.

Commenting on the announcement, Philip C. O’Dell, President of O’Dell Engineering, said, “O’Dell Engineering and E-Z-EM have had a long productive relationship since 1996, and I am very pleased to be concluding this agreement with them. I am also delighted to have the personal opportunity to work with E-Z-EM and our government partners as a consultant as we work to make RSDL the premier solution for personnel chemical agent decontamination and to focus on developing next generation products and applications of RSDL.”

Commenting for E-Z-EM, President and CEO Anthony A. Lombardo, said, “This very exciting acquisition represents a significant step toward our goal of becoming the premier supplier of personnel chemical weapons decontamination systems to the U.S. military and first responder markets. We will continue to work closely with Phil O’Dell in his consulting capacity to begin to build our healthcare decontamination business into a leader in this area. We look forward to working with the DoD, the US Department of Homeland Security, and the Canadian government and military research center to bring this product to those in need.”

About O’Dell Engineering

O’Dell Engineering (www.odell.ca) is the exclusive worldwide supplier to military and emergency services organizations of RSDL under license from the Canadian Armed Forces. O’Dell has commercialized RSDL and, with the ongoing support of the Canadian and U.S. Militaries, has developed the current product configuration for use by military personnel, first responders and civil aid organizations. O’Dell supplies decontamination technology, development, and training in support of its products.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. E-Z-EM also offers the only family of CT injectors on the market, EmpowerCT® with patented EDA™ technology, that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include the ability of the Company to develop its products, consent to the sale of RSDL assets by the by the Canadian Ministry of National Defense and the Canadian Commercial Corporation, future procurement of RSDL by the U.S. Military and first responder organizations, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, including but not limited to its Form 10-Q for the quarter ended November 27, 2004 and its Annual Report on Form 10-K for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

# # #